UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2016 (April 19, 2016)

FIRST FARMERS AND MERCHANTS CORPORATION
(Exact name of Registrant as specified in its charter)

Tennessee (State or Other Jurisdiction of Incorporation)	000-10972 (Commission File Number)	62-1148660 (I.R.S. Employer Identification No.)

816 South Garden Street, Columbia, Tennessee  38401

(Address of principal executive offices)

(931) 388-3145

Registrant's telephone number, including area code

Not Applicable

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.07. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On April 19, 2016, First Farmers and Merchants Corporation (the “Company” or “First Farmers”) held its annual meeting of shareholders (the “Annual Meeting”). At the Annual Meeting, the shareholders of the Company voted on (1) a proposal to approve the Agreement and Plan of Merger, dated as of February 16, 2016, by and between First Farmers and Merchants Corporation and FFMC Merger Corporation, a Tennessee corporation and wholly-owned subsidiary of First Farmers, pursuant to which FFMC Merger Corporation will merge with and into First Farmers, with First Farmers being the surviving corporation and (2) the election of ten directors to the Company’s Board of Directors.  A breakdown of the votes cast is set forth below.

  The proposal to approve the Agreement and Plan of Merger, dated as of February 16, 2016, by and between First Farmers and Merchants Corporation and FFMC Merger Corporation, a Tennessee corporation and wholly-owned subsidiary of First Farmers, pursuant to which FFMC Merger Corporation will merge with and into First Farmers, with First Farmers being the surviving corporation.

For	Against	Abstain
2,766,209	51,750	1,792

  The proposal to approve the election of the following ten (10) nominees as directors of First Farmers.

Director Nominee	For	Withheld
M. Darlene Baxter	2,748,883	70,868
Jonathan M. Edwards	2,749,775	69,976
Thomas Napier Gordon	2,684,353	135,398
Dalton M. Mounger	2,752,513	67,238
Timothy E. Pettus	2,657,339	162,412
Patrick J. Riley	2,753,883	65,868
Matthew M. Scoggins, Jr.	2,748,942	70,809
T. Randy Stevens	2,638,454	181,297
Brian K. Williams	2,730,013	89,738
Dr. David S. Williams	2,754,775	64,976

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FARMERS AND MERCHANTS CORPORATION

Date: April 20, 2016	By: /s/ Robert E. Krimmel
Robert E. Krimmel
Chief Financial Officer